Exhibit 99.1

FOR IMMEDIATE RELEASE	NASDAQ: NSIT

Insight Enterprises, Inc. Announces Intention to
Pursue Initial Public Offering of PlusNet

Listing to occur on AIM, a market of the London Stock Exchange

TEMPE, Ariz. – June 7, 2004 – Insight Enterprises, Inc. (Nasdaq: NSIT) (the “Company”) today announced that it intends to pursue an initial public offering (“IPO”) of one of its operating segments, PlusNet Technologies Limited (“PlusNet”), on AIM, a market of the London Stock Exchange. The Company expects the IPO of issued and to be issued common stock of PlusNet to be completed sometime this summer, subject to market conditions. The Company plans to reduce its holding of PlusNet to less than 50%, subject to market conditions. The amount of proceeds the Company will receive in the IPO will depend on market conditions and other factors. Robert W. Baird is acting as both Nominated Advisor and Broker to PlusNet.

PlusNet offers broadband and dial-up Internet access to consumers and businesses in the United Kingdom, a business not core to the Company’s operations. The Company acquired PlusNet as part of an acquisition of a United Kingdom direct marketer in 1998. PlusNet represented approximately 1% and 5% of the Company’s consolidated net sales and earnings from operations, respectively, in 2003.

Statements in this press release regarding the Company’s intention to pursue an IPO of PlusNet, the timing of the IPO and the Company’s intention to reduce its holdings of PlusNet to less than 50% are forward-looking statements. There are a number of important factors that could cause actual events to differ materially from those suggested or indicated by such forward-looking statements. These include, among others, the willingness of potential investors to purchase PlusNet shares of common stock, the market price of PlusNet’s shares of common stock at the proposed time of the IPO, general economic conditions, and other factors identified in the Company’s Annual Report on Form 10-K and most recent Quarterly Report on Form 10-Q filed with the SEC. We assume no obligation to update, and do not intend to update, any forward-looking statements.

About Insight Enterprises, Inc.

Insight Enterprises, Inc. is a leading provider of information technology (“IT”) products and services to businesses in the United States, Canada and the United Kingdom. The Company has approximately 4,000 employees worldwide and generated sales of $2.9 billion for its most recent fiscal year, which ended December 31, 2003. Insight Enterprises, Inc. is ranked number 537 on Fortune Magazine’s 2004 ‘Fortune 1000’ list. For more information about Insight Enterprises, Inc., call (480) 902-1001 in the United States or visit www.insight.com.

CONTACTS:	STANLEY LAYBOURNE	KAREN MCGINNIS
	EXECUTIVE VICE PRESIDENT,	SENIOR VICE PRESIDENT-
	CHIEF FINANCIAL OFFICER AND TREASURER	FINANCE
	TEL. 480-350-1142	TEL. 480-333-3074
	EMAIL slaybour@insight.com	EMAIL kmcginni@insight.com

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Insight Enterprises, Inc.	1305 W. Auto Drive	Tempe, Arizona	480-902-1001	FAX 480-350-1141